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Exhibit 10.9

                             EMPLOYMENT AGREEMENT
                             --------------------

           AGREEMENT dated as of September 2, 1995, by and between Value Health, Inc., a Delaware corporation (the "Company"), and William J. Goss (the "Executive").

           Company desires to employ Executive to devote full time to the business of the Company, and Executive desires to be so employed.

           The parties agree as follows:

           1. Employment. Company agrees to employ Executive, and Executive agrees to be so employed, in the capacity of Senior Vice President, Strategy and Development of the Company and President of Value Health Management, Inc. ("VHM"). Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacities. Employment shall be for an initial term ending February 29, 1997 and shall be renewed for successive one-year terms unless terminated as provided hereunder.

           2. Time and efforts. Executive shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as the Company's Senior Vice President, Strategy and Development and President of VHM.

           3. Compensation. Commencing as of the effective date of this Agreement, the Company shall pay the Executive base compensation for his services at an annual rate of $225,000. This amount shall be paid in equal bi-weekly installments. The parties agree to negotiate increases in such compensation at least annually.

           In addition, Executive shall be eligible to earn an annual performance bonus at a target level to be established annually pursuant to criteria approved by the Board of Directors of VHI (or the Compensation Committee thereof).

           As of the effective date of this Agreement, the Company and the Executive shall also enter into the stock Option Agreement attached hereto as Exhibit A.

           4. Benefits. The Executive shall be entitled to participate in, and receive benefits from any insurance, medical, disability or pension plan of the Company which may be in effect at any time during the term hereof and which shall generally be available to senior executive officers of the Company.

           5. Expense reimbursement.The Company shall reimburse Executive for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Executive shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.

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Termination without cause.

                     (a) By the Company. The Company may without cause terminate this Agreement at any time by notifying the Executive thirty days prior to such termination. Non-renewal of this Agreement shall be deemed to be a termination without cause unless the Company provides Executive with notice in accordance with the provisions of Section 8 of this Agreement.

               (i) In that event, for a period of one (1) year commencing on the date the termination becomes effective, Executive shall be entitled to receive his base compensation as provided by Section 3 (less all amounts required to be withheld and deducted).

               (ii) In that event, the Company shall provide Executive, upon the same terms and conditions and at the same cost to Executive, with the same health benefits available to all the Company's executives, for the lesser of one year from the date of termination or the first day of the first month in which Executive obtains new employment provided health benefits coverage.

               (iii) In the event either of (a) termination without cause by the Company, from the date the termination because effective, no portion of any stock option awarded to the Executive pursuant to the Company's 1991 Stock Plan which has not already vested shall thereafter becomes vested.

               (b) By the Executive. The Executive may without cause terminate this Agreement by giving 60 days' written notice to the Company. In such event, at the sole discretion of the Company, the Executive shall continue to render his services and shall be paid his regular compensation as provided by
Section 3 up to the date of termination, but he shall not receive any payment thereafter nor shall any stock option or restrictive stock that is not otherwise vested or nonforfeitable on the date of termination become vested or nonforfeitable on such date.

           7. Termination after merger or acquisition. In the event of the merger of the Company or the acquisition of substantially all of the Company's stock or assets (a "Reorganization"), Executive shall either be terminated without cause pursuant to Section 6 or shall: (i) be retained by the Company in an executive position of responsibility, authority and compensation comparable in all material respects to the position of the Executive immediately prior to the Reorganization; (ii) retain all rights accorded under this Agreement; and
(iii) be afforded all privileges accorded to other Company executives. If the Executive is terminated without cause in connection with a Reorganization: (i) in applying 6 (a) (i) "two" years shall be substituted for one year; and (ii) on the date the termination becomes effective, any portion of any stock option awarded to the Executive pursuant to the Company's 1991 Stock Plan not already vested shall become fully vested.

           8. Termination for Cause. The Company may for cause terminate this Agreement at any time by notifying the Executive of such termination and the cause therefor. In such event, neither Section 6 nor Section 7 (if otherwise applicable) shall apply; provided, however, that in the event the Company terminates this Agreement on account of the Executive's inability to perform his functions due to prolonged disability, solely for purposes of Section 6 (a) (ii) the Company shall be deemed to have terminated this Agreement without cause. "Cause" shall mean the Executive's death, significant and repeated failure to adhere to Company policies or to perform the duties required hereunder, or the

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conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

           9. Confidentiality, Invention and Non-Compete Agreement. Simultaneously with the execution of this Agreement the Executive shall execute the Confidentiality, Invention and Non-compete Agreement attached hereto as Exhibit B.
---------

           10. Indemnification. The Executive shall be indemnified for his acts as an officer and director of the Company in accordance with the by-laws of the Company.

           11. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party.

                             If to Company:

                                   Chairman and Chief Executive Officer
                                   Value Health, Inc.
                                   22 Waterville Road
                                   Avon, CT  06001

                             If to Executive:

                                   William J. Goss

           12. Governing law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

           13. Amendments. This Agreement may be amended only in writing, signed by both parties.

           14. Non-waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

           15. Binding effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns

           16. Termination of Prior Employment Agreement. Company and Executive agree that any prior Employment Agreement, oral or written, entered into by Executive and VHM is hereby terminated and of no further force and effect

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           IN WITNESS WHEREOF, Company has by its appropriate officers, signed and affixed its seal and Executive has signed and sealed this Agreement.


VALUE HEALTH, INC.                              William J. Goss

By: /s/Robert Patricelli                        By: /s/William J. Goss
   --------------------------------                ---------------------------

Date: September 1, 1995                         Date: September 2, 1995
     ------------------------------                  -------------------------

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